Exhibit 23.1

Consent of Dixon Hughes Goodman LLP

Independent Registered Public Accounting Firm

The Board of Directors

HCI Group, Inc. and Subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-180322 and 333-185228) on Form S-3 and registration statements (Nos. 333-154436 and 333-184227) on Form S-8 of HCI Group, Inc. and Subsidiaries of our reports dated March 12, 2014, with respect to the consolidated financial statements of HCI Group, Inc. and Subsidiaries as of and for the year ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in HCI Group, Inc. and Subsidiaries’ 2013 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP
DIXON HUGHES GOODMAN, LLP
Clearwater, Florida
March 12, 2014